Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Supervisory Board of
Siemens AG:
We consent to the incorporation by reference in the registration statement on Form S-8 of Siemens AG and subsidiaries (the Company) of our report dated November 21, 2008, with respect to the consolidated balance sheets of the Company as of September 30, 2008 and 2007, and the related consolidated statements of income, income and expense recognized in equity and cash flows for each of the years in the three-year period ended September 30, 2008 and the effectiveness of internal control over financial reporting as of September 30, 2008, which report appears in the September 30, 2008 annual report on Form 20-F of the Company and to the reference to our firm under the heading ‘Incorporation of Documents by Reference’ in such Form S-8.
Our report dated November 21, 2008, on the effectiveness of internal control over financial reporting as of September 30, 2008, contains an explanatory paragraph that states that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2008, Dade Behring Holdings, Inc. internal control over financial reporting.
/s/ KPMG AG
Wirtschaftsprüfungsgesellschaft
(previously
KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft)
Munich, Germany
December 3, 2008

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